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                                                                    Exhibit 4(m)

                       METROPOLITAN LIFE INSURANCE COMPANY

                                [200 Park Avenue
                            New York, New York 10166]

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GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER - LIVING BENEFIT

This Rider forms a part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider's provisions will remain part of the Contract until terminated in accordance with the provisions below. This Rider amends the Contract as follows:

The following is added to the "Account Balance Provisions" section:

GUARANTEED MINIMUM ACCUMULATION BENEFIT (GMAB)

This Rider guarantees that the Account Balance on the Rider Maturity Date defined in the Contract Schedule will not be less than the Guaranteed Accumulation Amount (described in Section 1). If your Account Balance on the Rider Maturity Date is less than the Guaranteed Accumulation Amount, we will apply an additional amount, called the Guaranteed Accumulation Payment (described in Section 2) to increase your Account Balance to equal the Guaranteed Accumulation Amount.

1.   GUARANTEED ACCUMULATION AMOUNT

     On the Issue Date, the Guaranteed Accumulation Amount is set equal to your initial Purchase Payment multiplied by the Adjustment Factor shown on the Contract Schedule. After the Issue Date, the Guaranteed Accumulation Amount will equal:

     (i) The sum total of each Purchase Payment received during the GMAB Eligibility Period shown on the Contract Schedule times the applicable Adjustment Factor, and accumulated, from the date the Purchase Payment is made, at the Annual Growth Rate, if any, shown on the Contract Schedule, less

     (ii) The sum total of each Withdrawal Adjustment accumulated at the Annual Growth Rate from the date of withdrawal.

     A Withdrawal Adjustment is equal to the value of the Guaranteed Accumulation Amount immediately prior to the withdrawal, multiplied by the Percentage Reduction in Account Balance attributable to that partial withdrawal. The Percentage Reduction in Account Balance attributable to a partial withdrawal is computed by dividing the dollar amount of the withdrawal, plus any applicable Withdrawal Charges, by the Account Balance immediately preceding such withdrawal.

     Purchase Payments made after the GMAB Eligibility Period will not increase the Guaranteed Accumulation Amount.

     The Guaranteed Accumulation Amount will not exceed the Maximum Guaranteed Accumulation Amount shown on the Contract Schedule at any time, unless we agree otherwise.

2.   GUARANTEED ACCUMULATION PAYMENT

     At the Rider Maturity Date, after the deduction of the GMAB Rider Charge described below in Section 3, a comparison will be made between the Account Balance and the Guaranteed Accumulation Amount.

     If the Account Balance is less than the Guaranteed Accumulation Amount the Company will credit a Guaranteed Accumulation Payment to your Account Balance in the amount equal to:

     (a)  The Guaranteed Accumulation Amount as of the Rider Maturity Date, less

     (b) the Account Balance as of the Rider Maturity Date, after the deduction of the GMAB Rider Charge.

     The Guaranteed Accumulation Payment will be added to your Account Balance on the Rider Maturity Date. This addition will result in the crediting of Accumulation Units to the applicable Investment Divisions (and/or addition of any portion of the Account

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     Balance allocated to any other accounts included by Rider) in the ratio that the portion of the Account Balance in such Investment Divisions (and/or other account) bears to the total Account Balance.

     On the Rider Maturity Date, the rider will be terminated and we will no longer deduct the GMAB Rider Charge described below.

     If the Account Balance is greater than the Guaranteed Accumulation Amount on the Rider Maturity Date, then there will be no payable Guaranteed Accumulation Payment, the rider will be terminated and we will no longer deduct the GMAB Rider Charge as described below.

     If the Account Balance reduces to zero for any reason other than a full withdrawal or application of the entire Account Balance to an Annuity Option, the Contract may be continued through the Rider Maturity Date at which time we will credit any applicable Guaranteed Accumulation Payment, and the Rider will be terminated.

3.   GMAB RIDER CHARGE

     On each Contract Anniversary, the GMAB Rider Charge shall be deducted from your Account Balance. This charge is equal to the GMAB Fee Rate shown on the Contract Schedule multiplied by the Guaranteed Accumulation Amount at the end of the prior Contract Year (before taking into account any Optional Reset, described in Section 5, occurring on such Contract Anniversary).

     The initial GMAB Fee Rate is shown on the Contract Schedule. The GMAB Fee Rate may be changed as a result of an Optional Reset.

     If you take a full withdrawal or apply any portion of your Account Balance to an Annuity Option, a pro rata portion of the GMAB Rider Charge will be assessed based on the number of months from the last Contract Anniversary to the date of withdrawal/application.

     The GMAB Rider Charge will be deducted from your Account Balance, resulting in the cancellation of Accumulation Units from the applicable Investment Divisions (and/or reduction of any portion of the Account Balance allocated to any other accounts included by Rider) in the ratio the portion of the Account Balance in such Investment Divisions (and/or other account) bears to the total Account Balance.

4.   INVESTMENT LIMITATIONS

     While this Rider is inforce, we limit all Purchase Payment allocations and Transfers during the Accumulation Period to one of the GMAB Investment Divisions shown on the Contract Schedule. The GMAB Investment Division is to be selected by you at Issue. You may not allocate Purchase Payments or transfer money into any other GMAB Investment Division, except upon Optional Reset as described in Section 5.

     You may also allocate money to any other account included by Rider.

5.   OPTIONAL RESET

     On any Contract Anniversary on or after the GMAB First Optional Reset Date specified on the Contract Schedule, you may elect an Optional Reset provided the amount of time that has elapsed since the last Optional Reset is at least equal to the GMAB Optional Reset Waiting Period specified on the Contract Schedule. You may elect an Optional Reset provided that your attained age on the Optional Reset Date (or the age of the oldest Joint Owner, or of the Annuitant if the Owner is a non-natural person) does not exceed the Maximum Optional Reset Age specified in the Contract Schedule.

     You may elect an Optional Reset in writing to our Administrative Office or in accordance with our Administrative Procedures within 30 days preceding the eligible Contract Anniversary. The Optional Reset will take effect on the Contract Anniversary following receipt of such Optional Reset notice.

     The Optional Reset election will:

          a) reset the Guaranteed Accumulation Amount to the Account Balance on the Contract Anniversary following receipt of an Optional Reset election. All Purchase Payments and Withdrawal Adjustments previously used to calculate the Guaranteed Accumulation Amount will be set equal to zero on the reset

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               date, and the Account Balance on the reset date will be treated as a single Purchase Payment received on that date for purposes of determining the Guaranteed Accumulation Amount.

          b) reset the Rider Maturity Date to be measured from the most recent Optional Reset Date, as described on the Contract Schedule.

          c) reset the GMAB Rider Charge to the charge applicable to this Rider for this class of Contracts issued at the time of reset, subject to the Maximum Optional Reset Charge specified on the Contract Schedule.

          d) allow a single transfer, effective on the Optional Reset Date, of the full Account Balance, if any, in the current GMAB Investment Division into any one of the other available GMAB Investment Divisions. The Rider Maturity Date, the Adjustment Factor, and the Annual Growth Rate will be reset to the rates shown on the Contract Schedule corresponding to the new GMAB Investment Division.

6.   RIDER CANCELLATION

     You may elect to cancel this Guaranteed Minimum Accumulation Benefit Rider in accordance with our Administrative Procedures during the GMAB Cancellation Window Period specified on the Contract Schedule. Such cancellation will take effect upon receipt of such cancellation notice to our Administrative Office or in accordance with our Administrative Procedures. If cancelled, there will be no payable Guaranteed Accumulation Payment, we will no longer deduct the GMAB Rider Charge, and the limitations relating to the GMAB Investment Divisions described above in
     Section 4 will no longer apply.

7.   SPOUSAL CONTINUATION

     If the surviving spouse continues the contract under the Spousal Continuation provisions of the contract, and this rider is in effect at the time of the continuation, then the same terms and conditions that applied to the owner under this rider will continue to apply to the surviving spouse. The Rider Maturity Date will remain the same.

8.   TERMINATION OF RIDER

     The Guaranteed Minimum Accumulation Benefit Rider will terminate upon the earliest of:

     a) The Rider Maturity Date;
     b) The date you make a full withdrawal of your Account Balance;
     c) The date you apply all of your Account Balance to an Annuity Option;
     d) Death of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person) unless the contract is continued under the spousal continuation provisions of the contract; or
     e) The effective date of GMAB Rider cancellation.

Metropolitan Life Insurance Company has caused this Rider to be signed by its Vice-President & Secretary.

/s/ Gwenn L. Carr
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[Gwenn L. Carr
Vice-President & Secretary]

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